Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

October 10, 2014

QVC, Inc.

1200 Wilson Drive

West Chester, Pennsylvania 19380

Ladies and Gentlemen:

We have acted as counsel for QVC, Inc., a Delaware corporation (the “Issuer”), and the guarantors listed on Schedule I attached hereto (collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed offering under the Securities Act by the Issuer of (i) $600,000,000 principal amount of 4.45% Senior Secured Notes due 2025 (the “2025 Exchange Notes”) that have been registered under the Securities Act and (ii) $400,000,000 principal amount of 5.45% Senior Secured Notes due 2034 (the “2034 Exchange Notes”, and together with the 2025 Exchange Notes, the “Exchange Notes”) that have been registered under the Securities Act for any and all of (i) the outstanding $600,000,000 principal amount of 4.45% Senior Secured Notes due 2025 issued on August 21, 2014 that have not been registered under the Securities Act (the “2025 Original Notes”) and (ii) the outstanding $400,000,000 principal amount of 5.45% Senior Secured Notes due 2034 issued on August 21, 2014 that have not been registered under the Securities Act (the “2034 Original Notes”, and together with the 2025 Original Notes, the “Original Notes”), respectively.  The Exchange Notes are to be issued under an existing Indenture, dated as of August 21, 2014 (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”).  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

As a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the organizational documents of the Issuer and the Guarantors, each as amended or restated to date, (iv) corporate, limited liability company or partnership, as the case may be, records of the Issuer and the Guarantors, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Issuer and the Guarantors, and (vi) statutes and other instruments and documents.  We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof.  We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement will have become effective under the Securities Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and issued in exchange for the Original Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that: (1) the Exchange Notes will constitute legal, valid and binding obligations of the Issuer, and (2) the guarantees will constitute valid and binding obligations of the Guarantors.

Our opinions set forth above are subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

The opinions set forth above are limited in all respects to matters of the laws of the State of New York, North Carolina and Texas, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, and applicable federal law, in each case as in effect on the date hereof.  With respect to all matters of North Carolina law, we have, with your approval, relied upon the opinion of even date herewith of Womble Carlyle Sandridge & Rice, LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Womble Carlyle Sandridge & Rice, LLP. With respect to all matters of Texas law, we have, with your approval, relied upon the opinion of even date herewith of Jackson Walker L.L.P., and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Jackson Walker L.L.P.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.

Schedule I

List of Guarantors

Subsidiary	Jurisdiction of Formation

Affiliate Investment, Inc.	Delaware

Affiliate Relations Holdings, Inc.	Delaware

AMI 2, Inc.	Delaware

ER Marks, Inc.	Delaware

QVC International LLC	Delaware

QVC Rocky Mount, Inc.	North Carolina

QVC San Antonio, LLC	Texas